CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in the Statement of Additional Information constituting part of this Post-Effective Amendment No. 39 to Registration Statement File No. 2-74667 on Form N-4 (the "Registration Statement") of (1) our report dated March 31, 2005 relating to the financial statements of Separate Account No. 301 of AXA Equitable Life Insurance Company for the year ended December 31, 2004, and (2) our report dated March 31, 2005 relating to the consolidated financial statements of AXA Equitable Life Insurance Company for the year ended December 31, 2004. We also consent to the reference to us under the headings "About our independent registered public accounting firm" in the Prospectus and "Custodian and independent registered public accounting firm" in the Statement of Additional Information.

/s/ PricewaterhouseCoopers LLP
New York, New York
April 27, 2005